Exhibit 99.1

Media Contacts:

Ruth Pachman

Andrea Calise

Kekst and Company

(212) 521-4891 / (212) 521-4845

Analysts International Corporation Announces Two New Nominees to Board of Directors

Three Long-standing Directors to Retire from Service

Minneapolis, March 19, 2008 — Analysts International Corporation (NASDAQ:ANLY), a diversified technology services company, announced today that its Board of Directors will nominate two new candidates for election at its upcoming annual meeting of shareholders.

The new nominees are Galen G. Johnson, 61, Corporate Vice President and Controller of Cargill, Incorporated and Douglas C. Neve, 52, a former Executive Vice President and Chief Financial Officer of Ceridian Corporation.

Three long-time directors — Michael J. LaVelle, Margaret A. Loftus and Robb L. Prince — will be retiring from the Board of Directors at this year’s annual meeting after 8, 15 and 14 years of Board service, respectively.

“We are delighted that Galen and Doug have agreed to be nominees for election by our shareholders,” said Dr. Krzysztof Burhardt, Chairman of the Board, Analysts International. “They will bring strong leadership, extensive financial experience and a fresh perspective to our Board as the Company continues to execute its strategic plan to transform AIC into a value-driven, highly focused IT services business.”

“We are also extremely grateful for the many contributions that Mike, Margaret, and Robb have made to Analysts International over the years. We thank them for their service and wish them well.”

Mr. Johnson has served since 1998 as Corporate Vice President and Controller of Cargill, Incorporated, an international provider of food, agricultural and risk management products, where he has worked for the past 39 years. Mr. Johnson also serves on the Board of Directors for American Investors Bank, where he chairs the Audit Committee, and on the Board of Directors for Morningside College.

Mr. Neve most recently served as Executive Vice President and Chief Financial Officer of Ceridian Corporation, a leader in providing information services for human resources, transportation and retailing, from 2005 to 2007. From 2002 to 2005, Mr. Neve was a partner with Deloitte & Touche LLP. Prior to that, he was a partner with Arthur Andersen LLP. Mr. Neve currently serves on the Board of Directors and chairs the Audit Committee of Tyndale House Publishers and on the Board of Directors of ALLETE, Inc. of Duluth, MN, where he is also a member of the Audit Committee.

About Analysts International Corporation

Headquartered in Minneapolis, Analysts International Corporation (NASDAQ: ANLY) is a diversified technology services company. With sales and customer support offices in the United States and Canada, Analysts International Corporation provides information technology solutions and staffing services, including: Technology Solutions, which provides network services, infrastructure, application integration, IP telephony and hardware solutions to the middle market; Professional Services, which provides highly skilled, project managers, business analysts, developers and other IT consultants to assist its clients with strategic change; and IT Resources Staffing, which provides best value, best response supply of resources to high-volume clients. For more information, visit www.analysts.com.

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